Exhibit 1.1
                          [Sandler O'Neill Letterhead]


January 14, 1998



Mr. Carl A. Florio
President and Chief Executive Officer
The Hudson City Savings Institution
1 Hudson City Center
Hudson, New York 12534

Dear Mr. Florio:

         Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") is pleased to act as conversion agent to The Hudson City Savings Institution (the "Bank") in connection with the Bank's proposed conversion from mutual to stock form (the "Conversion"). This letter is to confirm the terms and conditions of our engagement.

SERVICES AND FEES

         In our role as Conversion Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Bank may reasonably request:

          I.      Consolidation of Accounts and Development of a Central File

         II.      Preparation of Proxy, Order and/or Request Forms

        III.      Organization and Supervision of the Conversion Center

         IV.      Proxy Solicitation and Special Meeting Services

          V.      Subscription Services


Each of these services is further described in Appendix A to this agreement.

         For its services hereunder, the Bank agrees to pay Sandler O'Neill a fee of $25,000. This fee is based upon a total number of unconsolidated accounts of approximately 65,000. No change in fees will occur as long as the variance in the number of accounts does not exceed 5%. In the event the actual number of accounts exceeds the number specified above by more than 5%, the fee will be
proportionately   increased.


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The Hudson City Savings Institution
January 14, 1998
Page 2


         The fee set forth above is based upon the requirements of current regulations and the Plan of Conversion as currently contemplated. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan of Conversion or a material delay or other similar events may result in extra charges which will be covered in a separate agreement if and when they occur.

         All fees under this agreement shall be payable in cash, as follows: (a) $5,000 payable upon execution of this agreement by the Bank, which shall be non-refundable; and (b) the balance upon the completion of the Conversion.


COSTS AND EXPENSES

         In addition to any fees that may be payable to Sandler O'Neill hereunder, the Bank agrees to reimburse Sandler O'Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder regardless of whether the Conversion is consummated, including, without limitation, travel, lodging, food, telephone, postage, listings, forms and other similar expenses; provided, however, that Sandler O'Neill shall document such expenses to the reasonable satisfaction of the Bank. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this agreement.

         In addition, all taxes however designated, arising from or based upon this agreement or the payments made to Sandler O'Neill pursuant hereto, including, but not limited to, any applicable sales, use, excise and similar taxes, shall be paid by the Bank as the same become due, and the Bank shall, upon request by Sandler O'Neill, pay the same either to Sandler O'Neill or to the appropriate taxing authority at any time during, or after the termination of, this Agreement; provided, however, that the Bank shall not be responsible for the payment of any state, federal, or local franchise or income taxes based upon the net income of Sandler O'Neill.


RELIANCE ON INFORMATION PROVIDED

         The Bank will provide Sandler O'Neill with such information as Sandler O'Neill may reasonably require to carry out its duties. The Bank recognizes and confirms that Sandler O'Neill (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information. The Bank will also inform Sandler O'Neill within a reasonable period of time of any changes in the Plan which

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The Hudson City Savings Institution
January 14, 1998
Page 3


require changes in Sandler O'Neill's services. If a substantial expense results from any such change, the parties shall negotiate an equitable adjustment in the fee.


LIMITATIONS

         Sandler O'Neill, as Conversion Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) all not be liable to any person, firm or corporation including the Bank by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence; (d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

         Anything in this agreement to the contrary notwithstanding, in no event shall Sandler O'Neill be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Sandler O'Neill has been advised of the likelihood of such loss or damage and regardless of form of action.


INDEMNIFICATION

         The Bank agrees to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of Sandler O'Neill pursuant to, and the performance by Sandler O'Neill of the services contemplated by this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in

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January 14, 1998
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connection with the investigation of,  preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Bank will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent
jurisdiction  to  have  resulted   primarily  from  Sandler   O'Neill's  willful
misconduct, bad faith or gross negligence.


MISCELLANEOUS


         The following addresses shall be sufficient for written notices to each other:


               If to you:           The Hudson City Savings Institution
                                    1 Hudson City Center
                                    Hudson, New York 12534

                                    Attention:    Mr. Carl A. Florio



               If to us:            Sandler O'Neill & Partners, L.P.
                                    747 Middle Neck Road
                                    Great Neck, New York  11024

                                    Attention:    Mr. Mark B. Cohen


         The Agreement and appendix hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement is governed by the laws of the State of New York.





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The Hudson City Savings Institution
January 14, 1998
Page 5


         Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                        Very truly yours,


                                             Sandler O'Neill & Partners, L.P.
                                             -----------------------------------
                                        By:  Sandler O'Neill & Partners Corp.,
                                             the sole general partner



                                        By:  /s/ Mark B. Cohen
                                             -----------------------------------
                                             Mark B. Cohen
                                             Principal


Accepted and agreed to as
of the date first above written:


The Hudson City Savings Institution



By: /s/ Carl A. Florio
    ------------------------------
    Mr. Carl A. Florio
    President and Chief Executive
    Officer

                                   APPENDIX A


                      OUTLINE OF CONVERSION AGENT SERVICES

I. Consolidation of Accounts

     1.   Consolidate files in accordance with regulatory guidelines.

     2. Accounts from various files are all linked together. The resulting central file can then be maintained on a regular basis.

     3.   Our EDP format will be provided to your data processing people.

II. Proxy/Order Form/Request Card Preparation

     1.   Vote calculation.

     2. Any combination of proxies, request cards and stock order forms for voting and ordering stock.

     3.   Target group identification for subscription offering.

III. Organization and Supervision of Conversion Center

     1.   Advising  on  and  supervising   the  physical   organization  of  the
          Conversion Center, including materials requirements.

     2. Assist in the training of all Bank personnel who will be staffing the conversion center.

     3.   Establish reporting procedures.

     4.   On-site    supervision   of   the   Conversion   Center   during   the
          solicitation/offering period.

IV. Special Meeting Services

     1.   Direct proxy solicitation.

     2.   Proxy and ballot tabulation.

     3.   Act as or support inspector of election.

     4. Delete voting record date accounts closed prior to special meeting. 5. Produce final report of vote.

V. Subscription Services

     1.   Produce list of depositors by state (Blue Sky report).

     2.   Production of subscription rights and research books.

     3.   Stock order form processing.

     4.   Acknowledgment letter to confirm receipt of stock order.

     5.   Daily reports and analysis.

     6. Proration calculation and share allocation in the event of an oversubscription.

     7.   Produce charter shareholder list.

     8.   Interface with Transfer Agent for Stock Certificate issuance.

     9.   Refund and interest calculations.

     10.  Confirmation letter to confirm purchase of stock.

     11.  Notification of full/partial rejection of orders.

     12.  Production of 1099/Debit tape.

                          [Sandler O'Neill Letterhead]


January 14, 1998



Mr. Carl A. Florio
President and Chief Executive Officer
The Hudson City Savings Institution
1 Hudson City Center
Hudson, New York 12534

Dear Mr. Florio:

         Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") is pleased to act as an independent financial advisor to The Hudson City Savings Institution (the "Bank") in connection with the Bank's proposed conversion from mutual to stock form (the "Conversion"), including the offer and sale of certain shares of the common stock of the proposed new holding company for the Bank (the "Holding Company") to the Bank's eligible account holders in a Subscription Offering, to members of the Bank's community in a Direct Community Offering and, under certain circumstances, to the general public in a Syndicated Community Offering (collectively, the "Offerings"). For purposes of this letter, the term "Actual Purchase Price" shall mean the price at which the shares of the Holding Company's common stock are sold in the Conversion. This letter is to confirm the terms and conditions of our engagement.


ADVISORY SERVICES

         Sandler O'Neill will act as a consultant and advisor to the Bank and the Holding Company and will work with the Bank's management, counsel, accountants and other advisors in connection with the Conversion and the Offerings. We anticipate that our services will include the following, each as may be necessary and as the Bank may reasonably request:

     1. Consulting as to the securities marketing implications of any aspect of the Plan of Conversion or related corporate documents;

     2. Reviewing with the Board of Directors the independent appraiser's appraisal of the common stock, particularly with regard to aspects of the appraisal involving the methodology employed;

     3. Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Bank and the Holding Company and their counsel);

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January 14, 1998
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     4.   Assisting in the design and implementation of a marketing strategy for the Offerings;

     5.   Assisting in obtaining all requisite regulatory approvals;

     6. Assisting Bank management in scheduling and preparing for meetings with potential investors and broker-dealers; and

     7. Providing such other general advice and assistance as may be requested to promote the successful completion of the Conversion.


FEES

         If the Conversion is consummated, the Bank agrees to pay Sandler O'Neill for its services hereunder the fees set forth below:

     1. a fee of one and one tenth percent (1.10%) of the aggregate Actual Purchase Price of the shares of common stock sold to in the Subscription Offering and in the Direct Community Offering minus $100,000, excluding in each case shares purchased by (i) any employee benefit plan of the Holding Company or the Bank established for the benefit of their respective directors, officers and employees, and
          (ii) any director, officer or employee of the Holding Company or the Bank or members of their immediate families; and

     2. with respect to any shares of the Holding Company's common stock sold by an NASD member firm (other than Sandler O'Neill) under any selected dealers agreement in the Syndicated Community Offering, (a) the sales commission payable to the selected dealer under such agreement, (b) any sponsoring dealer's fees, and (c) a management fee to Sandler O'Neill of one and one tenth percent (1.10%). Any fees payable to Sandler O'Neill for common stock sold by Sandler O'Neill under any such agreement shall be limited to an aggregate of one and one tenth percent (1.10%) of the Actual Purchase Price of such shares.

         If (i) Sandler O'Neill's engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned "Definitive Agreement," or (ii) the Conversion is terminated by the Bank, no fees shall be payable by the Bank to Sandler O'Neill hereunder;
however, the Bank shall reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder.

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The Hudson City Savings Institution
January 14, 1998
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         All fees payable to Sandler O'Neill  hereunder shall be payable in cash at the time of the closing of the Conversion. In recognition of the long lead times involved in the conversion process, the Bank agrees to make advance payments to Sandler O'Neill in the aggregate amount of $50,000, $25,000 of which shall be payable upon execution of this letter and the remaining $25,000 of which shall be payable upon commencement of the Subscription Offering, which shall be credited against any fees or reimbursement of expenses payable hereunder.


SYNDICATED COMMUNITY OFFERING

         If any shares of the Holding Company's common stock remain available after the expiration of the Subscription Offering and the Direct Community Offering, at the request of the Bank and subject to the continued satisfaction of the conditions set forth in the second paragraph under the caption "Definitive Agreement" below, Sandler O'Neill will seek to form a syndicate of registered dealers to assist in the sale of such common stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement. Sandler O'Neill will endeavor to limit the aggregate fees to be paid by the Bank under any such selected dealers agreement to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment, which shall not exceed 7% of the aggregate Actual Purchase Price of the shares sold under such agreements. Sandler O'Neill will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Bank and the requirements of the Plan of Conversion, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Sandler O'Neill be obligated to act as a selected dealer or to take or purchase any shares of the Holding Company's common stock.


COSTS AND EXPENSES

         In addition to any fees that may be payable to Sandler O'Neill hereunder and the expenses to be borne by the Bank pursuant to the following paragraph, the Bank agrees to reimburse Sandler O'Neill, upon request made from time to time, for its reasonable out-of-pocket expenses (to a maximum of $125,000) incurred in connection with its engagement hereunder, regardless of whether the Conversion is consummated, including, without limitation, legal fees, advertising, promotional, syndication, and travel expenses; provided, however, that Sandler O'Neill shall document such expenses to the reasonable satisfaction of the Bank. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

         As is customary, the Bank will bear all other expenses incurred in connection with the Conversion and the Offerings, including, without limitation,
(i) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (ii) the cost of printing and

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The Hudson City Savings Institution
January 14, 1998
Page 4


distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Bank's and the Holding Company's counsel, accountants, conversion agent and other advisors. In the event Sandler O'Neill incurs any such fees and expenses on behalf of the Bank or the Holding Company, the Bank will reimburse Sandler O'Neill for such fees and expenses whether or not the Conversion is consummated; provided, however, that Sandler O'Neill shall not incur any substantial expenses on behalf of the Bank or the Holding Company pursuant to this paragraph without the prior approval of the Bank.


POST-CONVERSION GENERAL ADVISORY SERVICES

         If the Conversion is consummated, Sandler O'Neill agrees to act as an independent financial advisor to the Holding Company and its subsidiaries in connection with the Holding Company's general strategic planning "General Advisory Services". In connection with such General Advisory Services, we would expect to work with the Holding Company's management, its counsel, accountants and other advisors to assess the Holding Company's strategic alternatives and help implement a tactical plan to enhance the value of the Holding Company. We anticipate that our activities would include, as appropriate, those activities outlined in Exhibit A hereto. Sandler O'Neill shall provide such services at the Holding Company's request for a period of one year following the completion of the Conversion. The Holding Company shall not be required to pay any additional fees to Sandler O'Neill in connection with such services rendered during such year; provided, however, that the Holding Company shall reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with providing such services. Thereafter, if both parties wish to continue the relationship, the parties will enter into a separate advisory services agreement on terms and conditions to be negotiated at such time. Notwithstanding the above the Bank and Holding Company are under no obligation to receive or request such services.


DUE DILIGENCE REVIEW

         Sandler O'Neill's obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Bank and the Holding Company, and their respective directors, officers, agents and employees, as Sandler O'Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Bank agrees that, at its expense, it will make available to Sandler O'Neill all information which Sandler O'Neill requests, and will allow Sandler O'Neill the opportunity to discuss with the Bank's and the Holding Company's management the financial condition, business and operations of the Bank and the Holding Company. The Bank and the Holding Company acknowledge that Sandler O'Neill will rely upon the accuracy and completeness of all information received from the Bank and the Holding Company and their directors, trustees, officers, employees, agents, independent accountants and counsel.

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The Hudson City Savings Institution
January 14, 1998
Page 5


BLUE SKY MATTERS

         The Bank agrees that if Sandler O'Neill's counsel does not serve as counsel with respect to blue sky matters in connection with the Offerings, the Bank will cause the counsel performing such services to prepare a Blue Sky Memorandum related to the Offerings including Sandler O'Neill's participation therein and shall furnish Sandler O'Neill a copy thereof addressed to Sandler O'Neill or upon which such counsel shall state Sandler O'Neill may rely.


CONFIDENTIALITY

         Other than disclosure to other firms made part of any syndicate of selected dealers or as required by law or regulation, Sandler O'Neill agrees that it will not disclose any Confidential Information relating to the Bank obtained in connection with its engagement hereunder (whether or not the Conversion is consummated). As used in this paragraph, the term "Confidential Information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Sandler O'Neill, (ii) was available to Sandler O'Neill on a non-confidential basis prior to its disclosure to Sandler O'Neill by the Bank, or (iii) becomes available to Sandler O'Neill on a non-confidential basis from a person other than the Bank who is not otherwise known to Sandler O'Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.


INDEMNIFICATION

(A) Since Sandler O'Neill will be acting on behalf of the Bank and the Holding Company in connection with the Conversion, the Holding Company and the Bank agree to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or
Section 20 of the Securities Exchange Act (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Conversion or the engagement of Sandler O'Neill pursuant to, or the performance by Sandler O'Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Bank and the Holding Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any proxy statement or prospectus (preliminary or final), or any amendment or supplement thereto, or any of the applications, notices, filings or documents related thereto made in reliance on and in conformity with written information furnished to the Bank by Sandler O'Neill expressly for use therein, or (ii) is primarily attributable to the gross

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January 14, 1998
Page 6


negligence, willful misconduct or bad faith of Sandler O'Neill. If the foregoing indemnification is unavailable for any reason, the Bank and the Holding Company agree to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Conversion bears to that of Sandler O'Neill.

(B) Sandler O'Neill agrees to indemnify and hold harmless the Holding Company, the Bank, their directors and each of their officers who signed the Registration Statement, and each person, if any, who controls the Holding Company within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities and Exchange Act of 1934 against any and all loss, liability, claim, damage and expense described in the indemnity contained in paragraph (A) of this Section, as incurred, but only to the extent that such loss, liability, claim, damage or expense is found in a final judgement by a court of competent jurisdiction to have resulted solely from (i) the bad faith, willful, misconduct or gross negligence of Sandler O'Neill, or (ii) an untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in any final prospectus, or any amendment or supplement thereto, made in reliance upon and in conformity with information furnished to the Bank by Sandler O'Neill expressly for use therein.


DEFINITIVE AGREEMENT

         Sandler O'Neill and the Bank agree that (a) except as set forth in clause (b), the foregoing represents the general intention of the Bank and Sandler O'Neill with respect to the services to be provided by Sandler O'Neill in connection with the Offerings, which will serve as a basis for Sandler O'Neill commencing activities, and (b) the only legal and binding obligations of the Bank, the Holding Company and Sandler O'Neill with respect to the subject matter hereof shall be (1) the Bank's obligation to reimburse costs and expenses pursuant to the section captioned "Costs and Expenses," (2) those set forth under the captions "Confidentiality" and "Indemnification," and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription Offering relating to the services of Sandler O'Neill in connection with the Offerings. Such Agency Agreement shall be in form and content satisfactory to Sandler O'Neill, the Bank and the Holding Company and their respective counsel and shall contain standard indemnification provisions mutually acceptable to the Bank, the Holding Company and Sandler O'Neill.

         Sandler O'Neill's execution of such Agency Agreement shall also be subject to (i) Sandler O'Neill's satisfaction with its investigation of the Bank's business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O'Neill and its counsel,
(iii)  compliance  with all relevant  legal and regulatory  requirements  to the

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January 14, 1998
Page 7


reasonable satisfaction of Sandler O'Neill's counsel, (iv) agreement that the price established by the independent appraiser is reasonable and (v) market conditions at the time of the proposed offering. Sandler O'Neill may terminate this agreement if such Agency Agreement is not entered into prior to June 30, 1999.


ELIMINATION OF HOLDING COMPANY

         If the Board of Directors of the Bank, for any reason, elects not to proceed with the formation of the Holding Company but determines to proceed with the Conversion and substitute the common stock of the Bank for the common stock of the Holding Company, all of the provisions of this letter relating to the common stock of the Holding Company will be deemed to pertain to the common stock of the Bank on the same terms and conditions that such provisions pertain to the common stock of the Holding Company and all of the references in this letter to the Holding Company shall be deemed to refer to the Bank or shall have no effect, as the context of the reference requires.

         Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                                      Very truly yours,

                                             Sandler O'Neill & Partners, L.P.
                                             -----------------------------------
                                         By: Sandler O'Neill & Partners Corp.,
                                             the sole general partner



                                         By: /s/ Mark B. Cohen
                                             -----------------------------------
                                             Mark B. Cohen
                                             Principal


Accepted and agreed to as of
the date first above written:

The Hudson City Savings Institution



By: /s/ Carl A. Floria
    -------------------------------------
    Mr. Carl A. Florio
    President and Chief Executive Officer

EXHIBIT    A


GENERAL ADVISORY SERVICES
--------------------------------------------------------------------------------


1. A review and analysis of the Holding Company=s current business and financial characteristic, including its operating strategies, balance sheet composition, historical operating performance, branch structure and market share, and the Holding Company=s competitive position relative to selected peer groups;

2. Creation of a base case financial model to serve as a benchmark for analyzing alternative strategies and market environments;

3. An analysis of the impact on the franchise value of altering the Holding Company=s dividend policy, implementing a stock repurchase program, or changing the asset mix or other operating activities;

4. An analysis of the Holding Company=s acquisition resources, objectives and capacity to compete for acquisition opportunities;

5. A summary of recent merger and acquisition trends in the financial services industry, including tactics employed by others and typical terms and values involved;

6. A review of other strategic alternatives which could provide long-term benefits and enhanced value to the Holding Company;

7. A review of the Holding Company=s advance defensive preparation plans, including a comprehensive financial valuation and an analysis of stock ownership and trading activities;

8. A review with the Board of Directors of the Holding Company of Sandler O'Neill's findings, with periodic updates as may be requested;

9. Ongoing general advice and counsel to management and the Board of Directors of the Holding Company with respect to strategic and tactical issues; and

10. Rendering such other financial advisory and investment banking services as may from time to time be agreed upon by Sandler O=Neill and the Holding Company.